                                SUPPLY AGREEMENT

         This Supply Agreement ("Agreement") is effective as of March 1, 2000 ("Effective Date") by and between Cygnus, Inc., a Delaware corporation, with its principal place of business at 400 Penobscot Drive, Redwood City, California 94063 ("Cygnus"), and Sanmina Medical Products Division, a division of Sanmina Corporation, a California corporation, with its principal place of business at 355 East Trimble Road, San Jose, California 95131 ("Sanmina").

         WHEREAS, Cygnus has substantial knowledge and expertise in and owns certain technology relating to the detection of human analytes useful for the diagnosis and treatment of disease, including without limitation its GlucoWatch-Registered Tradmark- Biographer;

         WHEREAS Sanmina has substantial knowledge and expertise in the manufacture of medical devices;

         NOW,THEREFORE, in consideration of the above promises and the mutual covenants contained herein, the Parties agree as follows:

I.       SCOPE OF AGREEMENT

         This Agreement covers the purchase by Cygnus and the sale by Sanmina of the products identified in Exhibit A (the "Products") hereto. Sanmina agrees to manufacture the Products in a turnkey manner, including the purchase and inspection of components, programming of microprocessors, assembly of printed circuit boards, in circuit testing, final assembly, functional testing, and serialization in accordance with Cygnus' specifications and drawings set forth in Exhibit B (the "Specifications") hereto.

II.      TERM

         A. This Agreement commences on the Effective Date and will be for a Term of three (3) years, unless terminated as otherwise provided herein. This Agreement shall automatically renew for successive one-year terms thereafter, unless notice to terminate is provided in writing by one Party to the other Party at least twelve (12) months prior to the end of the applicable Term.

         B. Additionally, in the event that Cygnus wishes to add a new product(s) to this Agreement, Cygnus shall notify Sanmina and the Parties shall then proceed to establish pricing and delivery schedules for each such new product(s). Upon agreement of these items, such product(s) shall be considered Products under this Agreement, and shall have the same Term as is currently applicable.


                                       1.

III.     PRICE AND PAYMENT

         A. The prices for the Products are set forth in Exhibit C, attached hereto. Prices will not change for the Term of this Agreement except under the following conditions:
         (1) Price changes to extraordinary raw material as listed in Exhibit C hereto. Any price adjustments due to cost fluctuations (up or down) to such extraordinary raw material will be effective the first day of each quarter during the Term of this Agreement and will be based on costs actually paid by Sanmina as evidenced by actual invoices or quotations made available for Cygnus' review.
         (2) Changes in design, materials, or requirements made by Cygnus.
         (3) Change in productivity. Commencing on the Effective Date of this Agreement, Sanmina will implement a continuous productivity program that will ultimately result in annual price reductions. Price reductions obtained by Sanmina through this program will be shared equally between both Parties. The productivity projects will be jointly agreed on by both Parties and involve the
following types of activities:    (a) manufacturing process improvements;
                  (b) Sanmina's involvement in the design process to assure
                      manufacturability;
                  (c) target saving for materials/design;
                  (d) review of processes and equipment to ensure quality and cost;
                  (e) joint efforts to plan inventory levels;
                  (f) reduced overhead rates; and
                  (g) improved layout and alternative packaging.

         B. Prices do not include applicable United States or state sales or use taxes, which shall be paid by Cygnus, unless an exemption is available and is separately indicated on the purchase order for the applicable shipment of Products.

         C. Invoices will be submitted by Sanmina to the Cygnus location indicated on purchase orders. Invoices will reference Cygnus' purchase order number and will contain such other information as Cygnus may request. Invoices are to be submitted upon shipment of the Products and are payable by Cygnus within thirty (30) days of receipt of invoice or Products by Cygnus, whichever date is later.

IV.      VALUE ENGINEERING

         Sanmina agrees to explore and identify cost reduction opportunities in the Products in addition to those set forth in Paragraph III(A)(3) above. Cygnus and Sanmina agree to share these cost reductions equally once all price increases for raw materials have been offset. Sanmina agrees to provide support to ensure compliance with current United States Food and Drug Administration
(FDA) regulations.

V.       PURCHASE ORDERS

         When Cygnus, at its sole discretion, wishes to purchase Products, Cygnus shall issue its


                                       2.

purchase order to Sanmina. Purchase orders may be issued by EDI, facsimile, or regular mail. Cygnus and Sanmina may use standard forms in the purchase and sale of the Products. In the event of a conflict between the terms of this Agreement and those on the reverse side of the purchase order or any Sanmina forms, the provisions of this Agreement shall govern. In addition, purchase orders shall contain the following data:
         (1) purchase order number and date;
         (2) description, quantity, and price of Products;
         (3) date and location of delivery; and
         (4) mode of shipment.

VI.      DELIVERY AND SHIPPING TERMS

         Sanmina shall deliver Products to Cygnus' facility or to Cygnus' third party suppliers as indicated on the purchase orders to meet the delivery dates requested by Cygnus in its purchase orders, which in no event shall be less than the lead times for the Products as set forth in Exhibit A hereto. On-time delivery shall be three (3) days early or one (1) day late from the delivery dates requested by Cygnus on its purchase orders. In the event that Sanmina does not meet [CONFIDENTIAL TREATMENT REQUESTED] of on-time delivery for a one (1) month period, then Paragraph XIV(A)(1)(iii) shall apply. Delivery of the Products shall be F.O.B. shipping point, freight collect. The price of all Products shall exclude shipping charges. Sanmina shall use Cygnus' designated contract carriers that are indicated on the purchase order.

VII.     FORECASTS, BINDING PURCHASE ORDERS, AND BUFFER STOCK

         A. Cygnus shall provide Sanmina forecast(s) for Products as set forth in Exhibit A hereto.

         B. Cygnus shall issue firm orders for forecasted Products as set forth in Exhibit A hereto.

         C. Sanmina agrees to maintain an inventory of stock sufficient to provide Cygnus an additional [CONFIDENTIAL TREATMENT REQUESTED] of Products over and above the stock necessary to meet Cygnus' forecasted requirements of Products. Sanmina will purchase all long lead time (longer than six (6) weeks) components in a manner that reduces the risk of obsolescence due to engineering changes.

VIII.    ORDER CANCELLATION AND RESCHEDULING

         A. Cygnus may cancel any purchase order for Products by giving Sanmina at least [CONFIDENTIAL TREATMENT REQUESTED] written notice prior to the scheduled delivery date.

         B. Cygnus may reschedule the delivery of any purchase order for Products in accordance with the following matrix:


                                       3.

                       [CONFIDENTIAL TREATMENT REQUESTED]

IX.      CHANGES

         A. Sanmina Changes: Sanmina agrees that it will not make any changes in: (i) Products, (ii) specified qualified suppliers for components, (iii) engineering or manufacturing processes, or (iv) the approved manufacturing facility, without the prior written approval of Cygnus. In the event Sanmina does make an unapproved change, then Cygnus shall have the right to cancel the purchase orders for such Products at no liability to Cygnus if Sanmina has not corrected the unapproved change within thirty (30) days from Cygnus' written notice.

         B. Cygnus Changes: When a change to the Products is required by Cygnus, Cygnus shall provide Sanmina the applicable documentation, specifications, and requested effective date of such change. Sanmina shall respond within ten (10) working days after receipt of such change, advising Cygnus as to (i) the implementation and the effective date of such change, (ii) the associated costs and effect to on-hand materials, (iii) the impact to on-order materials and work in process, and (iv) the impact of the change upon existing Products pricing and shipment schedules for the entire period for which purchase orders are outstanding.

X.       CONSIGNMENT OF MATERIAL

         A. Cygnus shall deliver on consignment to Sanmina certain material listed in Exhibit D hereto, for the sole purpose of incorporation by Sanmina into the Products (the "Consigned Material"). All Consigned Material shall remain the sole property of Cygnus, and Sanmina shall not pledge or otherwise encumber such Consigned Material. Sanmina shall keep all Consigned Material in the same safe manner, and shall apply the same security measures, as employed on its own procured material. Sanmina shall maintain full replacement value insurance coverage for all Consigned Material. Sanmina agrees to assume complete liability for all losses of the Consigned Material while in Sanmina's possession.

         B. Cygnus may require Sanmina to perform acceptance testing on Consigned Material. This testing will be performed in accordance to the Specifications set forth in Exhibit B attached hereto and the Quality Agreement set forth in Exhibit E attached hereto.

XI.      REPRESENTATIONS AND WARRANTIES

         A. Sanmina hereby covenants, represents, and warrants that all Products (excluding components purchased from third-party vendors) furnished hereunder shall be free from defects in material and workmanship and shall conform to all Specifications in this Agreement and in Cygnus' purchase orders. Warranty on components is limited to the warranty provided to Sanmina by the component vendor or manufacturer. Sanmina shall transfer to Cygnus any unexpired warranty provided by such vendor or manufacturer. Additionally, Sanmina hereby covenants, represents, and warrants that it has good title to the Products supplied (other than to the Consigned


                                       4.

Material), and that the Products supplied are free and clear from all liens and encumbrances. These representations and warranties shall survive acceptance and payment by Cygnus.

         B. If, within twelve (12) months after Cygnus' acceptance of any Products, such Products fail to conform to the warranties set forth above, Cygnus shall have the right to return the Products to Sanmina and Sanmina shall pay all costs of transportation in returning the Products to Sanmina and then in shipment of the replaced or repaired Products to Cygnus. Sanmina shall repair, replace, or correct any defects or non conformances at no cost to Cygnus within ten (10) days following receipt of the Products.

XII.     QUALIFICATION TESTING AND QUALITY

         A. Cygnus intends to, from time to time, and without notice to Sanmina, subject samples of the Products to be purchased to qualification tests, which will consist of sufficient testing to ensure that the Products meet all the requirements of the Specifications, this Agreement, and purchase orders. Cygnus shall notify Sanmina of any deficiencies indicated from the testing and Sanmina shall, at Sanmina's expense, take appropriate corrective action. Design responsibility shall remain solely with Cygnus and any costs associated with design deficiency shall be borne by Cygnus.

         B. If Sanmina fails to satisfactorily correct the deficiencies discovered in Cygnus' qualification testing within ten (10) working days after receipt of notice from Cygnus, then Paragraph XIV(A)(1)(iii) shall apply and the thirty (30) day cure period shall not apply.

         C. Cygnus shall have the right to conduct a source inspection or process control audit at Sanmina's facility at any time prior to delivery of the Products. Any such inspection or audit shall in no way relieve Sanmina of its obligations to comply in all respects with the terms of this Agreement.

         D. Sanmina shall maintain ISO 9000 certification and shall manufacture all Products in compliance with FDA Quality System Regulations, IPC-A-610 Class II and IPC-J-STD-001B Class II, and the Quality Agreement attached hereto as Exhibit E.

XIII.    INDEMNITY

         A. Each party shall defend, indemnify and hold harmless the other party from and against all damages, claims or liabilities and expenses (including attorney's fees) arising out of or resulting in any way from any act or omission of the indemnifying party, its agents, employees or subcontracts. With respect to Sanmina, the indemnification obligations in this Paragraph shall include, but not be limited to, claims arising out of or resulting in any way from (a) a manufacturing defect in the Product; (b) Sanmina's non-compliance with Cygnus' Specifications; or (c) Sanmina's breach of any of the provisions of this Agreement. With respect to Cygnus, the indemnification obligations in this Paragraph shall include, but not be limited to, claims arising out of or resulting in any way from (a) a design defect; (b) Cygnus' Specifications as provided to Sanmina under this Agreement, including, infringement of any patent, copyright, trade secret or any other proprietary


                                       5.

right; or (c) Cygnus' breach of any of the provisions of this Agreement.

         B. Both parties shall secure and maintain in full force and effect throughout the performance of this Agreement a policy or program of insurance in amounts appropriate to the conduct of their respective business.

XIV.     TERMINATION

         A. Termination for Cause
         (1) This Agreement may be terminated immediately for cause by either Party in the event the other Party (i) becomes insolvent or bankrupt, or (ii) ceases to function as a going concern or to conduct its operation in the normal course of business, or (iii) fails to perform any of the obligations imposed upon it under the terms of this Agreement so as to be in default hereunder and fails to cure such default within thirty (30) days after written notice.
         (2) Notwithstanding the termination of this Agreement, the Parties will honor any of Cygnus' purchase orders that have already been issued to Sanmina.

         B. Upon termination of this Agreement for any reason, the rights and obligations of the Parties shall continue, including but not limited to, the provisions of Paragraphs X (Consignment of Material), XI (Representations and Warranties), XIII (Indemnity), XV (Ownership and Control of Intellectual Property), XVI (Title: UCC Filings) and XVII (Confidentiality) of this Agreement.

         C.  Settlement of Termination Claims
         (1) Cygnus shall pay Sanmina the following amounts within thirty (30) days after termination of this Agreement:
                  (a) the price for all conforming Products completed (which items were delivered or available for delivery at the time notice of termination was given) and not previously paid for by Cygnus only to the extent such completed Products do not exceed any binding forecast;
                  (b) the actual, documented costs incurred related to the terminated portion of the Agreement but only to the extent that any components, materials, and other inventory cannot be used in any of Sanmina's non-Cygnus
Products: (i) Sanmina's cost of work in process materials, and (ii) all components, materials and other items on order but not yet received by Sanmina to fill Cygnus' binding orders for Products and which Sanmina is unable to cancel; and
                  (c) Sanmina's actual on-hand buffer inventory but no more than the amount identified in Paragraph VII(C) above.

         D. Notwithstanding the foregoing, payments made hereunder shall in no event exceed the aggregate price specified in the terminated portion of the Agreement less payments otherwise previously made.

XV.      OWNERSHIP AND CONTROL OF INTELLECTUAL PROPERTY

         A. Cygnus may require Sanmina to affix one or more of Cygnus' patent numbers,


                                       6.

 trademarks or tradenames (the "Marks") to the Products. The Marks shall be applied only in accordance with Cygnus' instructions. Sanmina recognizes the value of the proprietary rights and goodwill associated with the Marks and acknowledges that the Marks, and all rights therein, belong exclusively to Cygnus.

         B. This Agreement shall not be construed as a explicit or implicit grant of a license or an assignment to Sanmina of any right, title, or interest in and to the Marks. The Marks are and shall remain the exclusive property of Cygnus and at no time shall Sanmina acquire property rights or any interests therein.

         C. As between the Parties, Cygnus shall own all rights, title, and interest in the Products, including without limitation, all patent rights, copyrights, trade secret rights, mask work rights, and other rights throughout the world, whether developed before or during the course of this Agreement.

XVI.     TITLE: UCC FILINGS

         Title to any equipment and/or tooling provided or purchased by Cygnus hereunder shall remain with Cygnus or any party with whom Cygnus contracts to obtain the equipment and/or tooling. Sanmina shall have no ownership interest in any supply specific equipment, tooling or any replacement parts or components installed in the equipment and/or tooling. Cygnus may display notice of its ownership of the equipment and/or tooling by affixing to the equipment and/or tooling an identifying label, or plate or any other indication of ownership, and Sanmina shall not alter or remove any such identification. Sanmina shall cooperate with Cygnus and shall execute any documents, including UCC filings or other notices, as Cygnus may determine are advisable to document Cygnus' or third-party ownership in the equipment and/or tooling. Sanmina shall cooperate with Cygnus to sign any and all security agreements, financing statements, or otherwise, in order to effectuate a bailment lien on the equipment and/or tooling, and to file such documents at the proper location or locations.

XVII.    CONFIDENTIALITY

         A. Each Party agrees that all codes, inventions, algorithms, source codes, schematics, test vectors, lists of suppliers, know-how, and ideas and all other business, technical, and financial information it obtains from the other Party that is identified in writing as "Confidential" or "Proprietary" are the Confidential Information of the disclosing Party. Except as expressly allowed herein, the receiving Party will hold in strictest confidence and not use or disclose any Confidential Information of the disclosing Party, shall take reasonable protective measures to ensure same (and at least the same measures it takes for its own Confidential Information) and shall similarly bind its employees in writing. The receiving Party shall not be obligated under this paragraph with respect to information the receiving Party can document:
         (1) is or has become readily publicly available without restriction through no fault of the receiving Party or its employees or agents; or
         (2) is received without restriction from a third party lawfully in possession of such


                                       7.

information and lawfully empowered to disclose such information; or
         (3) was rightfully in the possession of the receiving Party without restriction prior to its disclosure by the other Party; or
         (4) was independently developed by employees or consultants of the receiving Party without access to such Proprietary Information; or
         (5)  is required to be disclosed by law or order of the Court.

         B. If either Party breaches any of its obligations with respect to confidentiality, the other Party shall be entitled to equitable relief, including specific performance or an injunction, in addition to any other rights or remedies, including money damages provided by law.

XVIII.   GENERAL

         A. The Parties agree that the terms and conditions of this Agreement shall prevail, notwithstanding contrary or additional terms in any purchase order, sales acknowledgment, confirmation or any other document issued by either Party affecting the purchase and/or sale of Products. Furthermore, the headings and captions in this Agreement are for convenience only and are not to be used in the interpretation of this Agreement.

         B. This Agreement (and all Exhibits hereto) contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, written or oral, between the Parties, with the exception of the Confidential Disclosure Agreement between Cygnus and Telo Electronics, Inc. (aka, Sanmina Medical Products Division), dated June 2, 1999, which shall be superseded in its entirety only as of the Effective Date of this Agreement. Amendments to this Agreement must be in writing, signed by the duly authorized agents of the Parties.

         C. If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and be enforceable.

         D. Sanmina may not assign or transfer, in whole or in part, this Agreement or any of its rights or obligations arising hereunder without the prior written consent of Cygnus.

         E. Sanmina warrants that, in its performance of work under this Agreement, it has complied with, or will comply with, all applicable federal, state, and local laws, and ordinances enacted, including but not limited to, all laws that regulate any material because it is radioactive, toxic, hazardous, or otherwise a danger to health, reproduction, or the environment. In addition, Sanmina shall secure and maintain adequate workers' compensation insurance in accordance with the laws of the state or states from which Sanmina shall furnish Products for Cygnus. Upon request, Sanmina shall provide to Cygnus certificates of compliance with any of the aforementioned laws or regulations as may be applicable to the Products being furnished hereunder.

         F. In fulfilling its obligations under this Agreement, each Party shall be acting as an


                                       8.

independent contractor. This Agreement does not make either Party the employee, agent, or legal representative of the other.

         G. Except to the extent necessary under applicable laws or for ordinary marketing purposes, the Parties agree that no press releases or other publicity relating to the substance of the matters contained herein will be made without approval by both Parties. Any press release announcing this Agreement will be jointly developed and released by both Parties.

         H. This Agreement shall be governed, controlled, interpreted, and defined by and under the laws of the State of California, without regard to the conflicts of laws provisions thereof, or by and under the laws of the United States if applicable. The Parties irrevocably submit to the jurisdiction of any court of the State of California or the United States District Court for the Northern District of California for the purpose of any suit, action, or other proceeding arising out of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

CYGNUS, INC.                                    SANMINA CORPORATION, acting through
                                                its Sanmina Medical Products Division

By:     /s/ John C Hodgman                      By:     /s/ Joe W. Drummond
      ------------------------------                  ------------------------------------

Name:   John C Hodgman                          Name:   Joe W. Drummond
      ------------------------------                  ------------------------------------

Title:  Chairman, President & CEO               Title:  Vice President Sales & Marketing
      ------------------------------                  ------------------------------------

Date:   May 3, 2000                             Date:   May 3, 2000
      ------------------------------                  ------------------------------------


                                       9.

                                    Exhibit A
                             Products and Lead Times

[CONFIDENTIAL TREATMENT REQUESTED]


                                      10.

                                    Exhibit B
                             Cygnus' Specifications

[CONFIDENTIAL TREATMENT REQUESTED]


                                      11.

                                    Exhibit C
                            Pricing/Price Reductions

[CONFIDENTIAL TREATMENT REQUESTED]


                                      12.

                                    Exhibit D
                               Consigned Material

[CONFIDENTIAL TREATMENT REQUESTED]


                                      13.